Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
May 5, 2020	TRADED: Nasdaq

LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS
        WESTERVILLE, Ohio, May 5 - Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the company’s fiscal third quarter ended March 31, 2020. Highlights for the quarter are as follows:
•Consolidated net sales increased 1.1% to a third quarter record $321.4 million versus $317.9 million last year.
•Retail net sales increased 10.7% to $169.4 million compared to $153.0 million in the prior year. Retail net sales benefited from higher demand as the COVID-19 outbreak and related stay-at-home orders led to increased consumer demand in the retail channel during the second half of March in addition to contributions from several new products that were introduced during the quarter. The higher sales volumes were led by frozen garlic bread, shelf-stable dressings and sauces sold under license agreements and frozen dinner rolls.
•Foodservice net sales declined 7.8% to $151.9 million as foodservice channel demand was unfavorably influenced by the impact of COVID-19. Excluding all sales resulting from the November 16, 2018 acquisition of Omni Baking Company, Foodservice net sales declined 6.6%. Omni Baking sales attributed to a temporary supply agreement totaled $5.3 million in the current-year quarter compared to $7.9 million in the prior-year quarter.
•Consolidated gross profit grew $1.6 million, or 2.1%, to $77.0 million driven by the favorable sales mix shift to the Retail segment and our cost savings programs. Gross profit was unfavorably impacted by a $4.5 million inventory write-down attributed to an abrupt mid-March slowdown in Foodservice orders due to the impact of COVID-19. In addition, the company incurred a $1.0 million charge for bonuses paid to the front-line employees in our factories and distribution network in gratitude for their work in helping the company meet the shifting demand within our business.
•SG&A expenses increased $8.9 million to $46.9 million primarily driven by expenditures of $4.9 million for our ERP initiative, a higher level of IT costs and increased consumer spending, as well as higher bad debt expense related to the impact of COVID-19.
•Consolidated operating income declined $7.3 million to $30.0 million due to the impact of COVID-19 and the ERP expenses, partially offset by the benefits from the more favorable sales mix and our cost savings programs.

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•Net income declined $8.2 million to $22.4 million. The Foodservice inventory write-down and bonuses paid to front-line employees decreased net income by $3.4 million and $0.8 million, respectively, and the current-year ERP expenses decreased net income by $3.7 million. Net income was also unfavorably impacted by a higher tax rate.
•Net income per diluted share decreased $0.30 to $0.81. The Foodservice inventory write-down and bonuses paid to front-line employees reduced net income per diluted share by $0.15 while current-year ERP expenses reduced net income per diluted share by $0.13. Net income per diluted share was also unfavorably impacted by a higher tax rate.
•The regular quarterly cash dividend paid on March 31, 2020 was $0.70 per share, an 8% increase over last year’s $0.65 per share. The company’s balance sheet remained debt free on March 31, 2020 with $177.8 million in cash and equivalents.
For the nine months ended March 31, 2020, net sales increased 3.0% to $1,013.5 million compared to $984.1 million last year. Net income for the nine-month period totaled $106.6 million, or $3.87 per diluted share, versus the prior-year amount of $117.5 million, or $4.26 per diluted share. In the current-year period, the impact of the Foodservice inventory write-down and bonuses paid to front-line employees were as noted above for the fiscal third quarter while the spend for the ERP initiative decreased net income by $9.5 million, or $0.34 per diluted share, and restructuring and impairment charges reduced net income by $0.7 million, or $0.02 per diluted share. Prior-year net income includes a favorable non-cash reduction to the fair value of the acquisition-related contingent consideration for Angelic Bakehouse, Inc. in the amount of $7.4 million, or $0.27 per diluted share.
CEO David A. Ciesinski commented, “Like the rest of the food supply chain, our business is undergoing unprecedented shifts in demand as we confront the impact of COVID-19. As we navigate through this pandemic, our top priorities are the health, safety and welfare of our team members and continuing to play our part in the country’s vital food supply chain. I extend my sincerest thanks to every one of our dedicated team members for all their hard work and efforts during this extraordinary time.”
“In addition to the well-deserved bonuses paid to our front-line employees, our fiscal third quarter results also reflect a notable shift in sales from Foodservice to Retail and a write-down of Foodservice inventory which are directly attributed to the impact of COVID-19. While the influences of COVID-19 will persist into our fiscal fourth quarter and beyond, our financial position remains strong. The fact that our Foodservice segment includes successful quick-serve restaurant and pizza chains is also a positive in the current environment. We will continue to address and adapt to the near-term impacts posed by the pandemic while also maintaining our strategic focus on long-term growth opportunities.”

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Conference Call on the Web
        The company’s third quarter conference call is scheduled for this morning, May 5, at 10:00 a.m. ET. You may access a live webcast of the call through a link on the company’s Internet home page at www.lancastercolony.com. A replay of the webcast will also be made available on the company website.
About the Company
        Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice channels.
Forward-Looking Statements
        We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control and could be amplified by the COVID-19 pandemic, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:
•significant shifts in consumer demand and disruptions to our employees, communities, customers, supply chains, operations, and production processes resulting from COVID-19 and other epidemics, pandemics or similar widespread public health concerns and disease outbreaks;
•efficiencies in plant operations;
•dependence on contract manufacturers, distributors and freight transporters, including their financial strength in continuing to support our business;
•fluctuations in the cost and availability of ingredients and packaging;
•the potential for loss of larger programs or key customer relationships;
•capacity constraints that may affect our ability to meet demand or may increase our costs;
•changes in demand for our products, which may result from loss of brand reputation or customer goodwill;
•difficulties in designing and implementing our new enterprise resource planning system;
•cyber-security incidents, information technology disruptions, and data breaches;
•ability to successfully grow recently acquired businesses;
•the extent to which recent and future business acquisitions are completed and acceptably integrated;
•price and product competition;
•the lack of market acceptance of new products;
•the success and cost of new product development efforts;
•the impact of customer store brands on our branded retail volumes;
•the reaction of customers or consumers to price increases we may implement;
•adverse changes in freight, energy or other costs of producing, distributing or transporting our products;
•stability of labor relations;
•dependence on key personnel and changes in key personnel;
•the effect of consolidation of customers within key market channels;
•the impact of fluctuations in our pension plan asset values on funding levels, contributions required and benefit costs;
•the possible occurrence of product recalls or other defective or mislabeled product costs;
•maintenance of competitive position with respect to other manufacturers;

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•changes in estimates in critical accounting judgments;
•the impact of any regulatory matters affecting our food business, including any required labeling changes and their impact on consumer demand;
•the outcome of any litigation or arbitration;
•adequate supply of skilled labor; and
•risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Dale N. Ganobsik, Vice President, Investor Relations and Treasurer
Lancaster Colony Corporation
Phone: 614/224-7141
Email: ir@lancastercolony.com

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LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2020	2019	2020	2019
Net sales	$321,363	$317,882	$1,013,534	$984,117
Cost of sales	244,401	242,485	744,575	736,129
Gross profit	76,962	75,397	268,959	247,988
Selling, general & administrative expenses	46,907	37,981	132,109	109,902
Change in contingent consideration	65	88	192	(9,517)
Restructuring and impairment charges	—	—	886	—
Operating income	29,990	37,328	135,772	147,603
Other, net	727	1,329	3,031	3,682
Income before income taxes	30,717	38,657	138,803	151,285
Taxes based on income	8,288	8,053	32,205	33,746
Net income	$22,429	$30,604	$106,598	$117,539

Net income per common share: (a)
Basic	$0.82	$1.11	$3.88	$4.28
Diluted	$0.81	$1.11	$3.87	$4.26

Cash dividends per common share	$0.70	$0.65	$2.05	$1.90

Weighted average common shares outstanding:
Basic	27,457	27,448	27,447	27,436
Diluted	27,501	27,549	27,502	27,543

(a)Based on the weighted average number of shares outstanding during each period.

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LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2020	2019	2020	2019
NET SALES
Retail	$169,414	$153,038	$521,701	$502,088
Foodservice	151,949	164,844	491,833	482,029
Total Net Sales	$321,363	$317,882	$1,013,534	$984,117

OPERATING INCOME
Retail	$29,609	$24,082	$104,061	$102,815
Foodservice	9,185	17,124	56,390	55,390
Restructuring and Impairment Charges	—	—	(886)	—
Corporate Expenses	(8,804)	(3,878)	(23,793)	(10,602)
Total Operating Income	$29,990	$37,328	$135,772	$147,603

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	March 31, 2020	June 30, 2019
ASSETS
Current assets:
Cash and equivalents	$177,798	$196,288
Receivables	87,649	75,691
Inventories	96,259	86,072
Other current assets	20,269	10,518
Total current assets	381,975	368,569
Net property, plant and equipment	296,435	247,044
Other assets	314,642	289,786
Total assets	$993,052	$905,399

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$90,818	$76,670
Accrued liabilities	46,328	43,036
Total current liabilities	137,146	119,706
Noncurrent liabilities and deferred income taxes	82,622	58,820
Shareholders’ equity	773,284	726,873
Total liabilities and shareholders’ equity	$993,052	$905,399
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